Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

FISCAL 2012 FOURTH QUARTER RESULTS

San Francisco –June 22, 2012 – Del Monte Corporation:

Announcement Highlights

For the fourth quarter fiscal 2012:

•	Net sales declined 1.7%

                        o Pet Products sales increased 5.4% due to new product volume growth and list pricing actions net of trade spend

                        o Consumer Products sales declined 8.6% due to unit volume declines

•	Operating income/(loss) increased from a loss of ($73.5) million in the prior year to income of $89.3 million mainly due to the absence of transaction costs related to the Merger

•	Adjusted EBITDA[1] increased 10.4% to $166.0 million from $150.4 million

•	Total net debt was $3,580.3 million as of April 29, 2012

Del Monte Foods Three Months Ended April 29, 2012

Del Monte Foods today reported net sales for the fourth quarter fiscal 2012 of $934.6 million compared to $951.2 million for the three months ended May 1, 2011, a decline of 1.7%. Existing product unit volume declines drove the decrease. List pricing actions net of trade spend and new product growth, primarily in Pet Products, positively contributed to net sales for the quarter.

Operating income/(loss) increased from a loss of ($73.5) million in the prior year period to income of $89.3 million. The increase in operating income reflects the absence of transaction costs of $144.0 million in the prior year and list pricing actions net of trade spend, partially offset by the negative impact of unit volume declines (primarily in Consumer Products).

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Adjusted EBITDA increased 10.4% to $166.0 million compared to $150.4 million in the prior year period. List pricing actions net of trade spend and lower SG&A were partially offset by higher operating costs and the negative impact of unit volume declines. In calculating Adjusted EBITDA, SG&A is favorable year-over-year because it does not include unusual litigation costs, amortization of intangibles, severance-related expenses and other expenses related to the Merger.

“Our fourth quarter results reflect solid performance from our new Pet Product launches and savings from productivity initiatives and we are optimistic about our business momentum,” said Dave West, CEO of Del Monte Foods. “Our recent innovation launches of Meow Mix Tender Centers, Meow Mix Paté Toppers and Nature’s Recipe Grain Free had strong distribution gains. While we continue to face cost inflation and center store category headwinds similar to the rest of the industry, we are making strategic progress within Consumer Products. We also initiated several company-wide transformational initiatives to strengthen our go-to-market capabilities and drive further growth.”

Reportable Segments – Results for Three Months Ended April 29, 2012

Pet Products

Pet Products net sales were $490.4 million, an increase of 5.4% from net sales of $465.2 million in the prior year period. The increase in Pet Products net sales was primarily driven by new product volume growth and list pricing actions net of trade spend. The increase was partially offset by unit volume declines in existing products.

Pet Products operating income increased 24.3% from $74.2 million for the three months ended May 1, 2011 to $92.2 million in the fourth quarter fiscal 2012. The increase was primarily due to list pricing actions net of trade spend.

Pet Products Adjusted EBITDA increased from $107.3 million for the three months ended May 1, 2011 to $113.6 million in the fourth quarter fiscal 2012, or 5.9%. The increase was primarily due to list pricing actions net of trade spend and lower SG&A. In calculating Adjusted EBITDA, SG&A is more favorable year-over-year because it does not include amortization of intangibles and severance-related expenses.

Consumer Products

Consumer Products net sales were $444.2 million, a decrease of 8.6% from net sales of $486.0 million in the prior year period. The decline in Consumer Products net sales was primarily due to unit volume declines in existing products, partially offset by list pricing actions net of trade spend.

Consumer Products operating income declined 29.3% from $14.7 million for the three months ended May 1, 2011 to $10.4 million in the fourth quarter fiscal 2012. The decline was primarily driven by the negative impact of the topline and higher SG&A expenses due to unusual litigation costs, partially offset by net pricing.

Consumer Products Adjusted EBITDA increased from $44.4 million for the three months ended May 1, 2011 to $52.0 million in the fourth quarter fiscal 2012, or 17.1%. The increase was primarily driven by list pricing actions net of trade spend and lower SG&A, partially offset by unit volume declines. In calculating Adjusted EBITDA, SG&A is favorable year-over-year because it does not include unusual litigation costs.

Del Monte Foods Fiscal Year Ended April 29, 2012

Net sales for the fiscal year ended April 29, 2012 were $3,676.2 million compared to $3,666.1 million for the prior year period, an increase of 0.3%. The increase was driven by new product volume growth primarily in Pet Products and list pricing actions net of trade spend. The increase was almost entirely offset by unit volume declines in existing products in both Pet Products and Consumer Products.

Operating income increased 9.1% from $339.3 million in the prior year period to $370.2 million. The increase was primarily driven by the absence of transaction costs included in the prior year period and list pricing actions net of trade spend. Higher operating costs largely offset the increase.

Adjusted EBITDA declined 10.6% to $590.7 million compared to $661.0 million in the prior year period. The decline was primarily driven by higher operating costs. List pricing actions net of trade spend and lower SG&A partially offset the decline. In calculating Adjusted EBITDA, SG&A is favorable year-over-year because it does not include amortization of intangibles, unusual litigation costs, severance-related expenses and other expenses related to the Merger.

Select Liquidity Data

At April 29, 2012, total debt was $3,983.1 million and cash and cash equivalents were $402.8 million. As of April 29, 2012, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the fiscal year ended April 29, 2012, capital expenditures totaled $81.8 million.

Free Cash Flow2 for the fiscal year ended April 29, 2012 was $281.5 million, compared to $333.8 million for the twelve months ended May 1, 2011. The decline was primarily due to higher cash interest payments and lower Adjusted EBITDA. Favorable working capital, lower cash taxes and lower capital expenditures positively impacted cash flow.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the fourth quarter fiscal 2012 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q4 F12 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), capital expenditures and plus/less decrease/increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, approximately $62 million related to tax refunds and approximately $66 million of payments related to the shareholder litigation settlement. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. (collectively, the “Sponsors”). The acquisition is referred to as the “Merger.” As a result of the Merger, the Company applied the acquisition method of accounting and established a new basis of accounting on March 8, 2011. Periods presented prior to March 8, 2011 represent the operations of the predecessor company (“Predecessor”) and periods presented after March 8, 2011 represent the operations of the successor company (“Successor”). The comparability of the financial statements of the Predecessor and Successor periods has been impacted by the application of acquisition accounting and changes in the Company’s capital structure resulting from the Merger.

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2012. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies. Del Monte notes that the Adjusted EBITDA presented herein differs from the adjusted EBITDA measures that were presented by Del Monte Foods Company prior to its March 8, 2011 acquisition.

Non-GAAP Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin
	Three Months Ended April 29, 2012				Three Months Ended May 1, 2011
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Operating income (loss) January 31, 2011 through March 7, 2011	$—	$—	$—	$—	$48.0	$5.6	$(43.2)	$10.4
Operating income (loss) March 8, 2011 through May 1, 2011	—	—	—	—	26.2	9.1	(119.2)	(83.9)
Operating income (loss) Quarter ended April 29, 2012	92.2	10.4	(13.3)	89.3	—	—	—	—
Adjustments to derive EBITDA:
Other income (expense)	—	—	8.9	8.9	—	—	(24.7)	(24.7)
Depreciation and amortization expense	17.8	13.4	6.2	37.4	14.3	11.2	4.5	30.0
Amortization of debt discount and debt issuance costs [a]	—	—	(6.2)	(6.2)	—	—	(4.5)	(4.5)

EBITDA	$110.0	$23.8	$(4.4)	$129.4	$88.5	$25.9	$(187.1)	$(72.7)
Non-cash charges	—	0.8	1.3	2.1	16.2	13.9	2.0	32.1
Derivative transactions	—	—	2.5	2.5	—	—	14.4	14.4
Non-cash stock based compensation	—	—	3.6	3.6	—	—	34.8	34.8
Non-recurring (gains) losses	—	24.3	(5.6)	18.7	—	—	2.7	2.7
Merger-related items	—	—	1.9	1.9	—	—	110.8	110.8
Early extinguishment of debt	—	—	—	—	—	—	15.8	15.8
Business optimization charges	4.4	3.9	(1.5)	6.8	2.6	2.7	1.0	6.3
Other	(0.8)	(0.8)	2.6	1.0	—	1.9	4.3	6.2

Adjusted EBITDA	$113.6	$52.0	$0.4	$166.0	$107.3	$44.4	$(1.3)	$150.4

Net sales				$934.6				$951.2

Adjusted EBITDA margin				17.8%				15.8%

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

Non-GAAP Reconciliation: Adjusted EBITDA, Free Cash Flow and
Net Debt to Adjusted EBITDA
(in millions)	Trailing Twelve Months Ended April 29, 2012	Trailing Twelve Months Ended May 1, 2011
Operating income - Quarter ended August 1, 2010	$—	$119.4
Operating income - Quarter ended October 31, 2010	—	148.0
Operating income - Quarter ended January 30, 2011	—	145.4
Operating income - January 31, 2011 through March 7, 2011	—	10.4
Operating loss - March 8, 2011 through May 1, 2011	—	(83.9)
Operating income - Fiscal 2012	370.2	—
Adjustments to derive EBITDA:
Other income (expense)	(55.5)	(20.5)
Depreciation and amortization expense	149.8	101.7
Amortization of debt discount and debt issuance costs [a]	(25.2)	(9.2)

EBITDA	$439.3	$411.3
Non-cash charges	4.4	33.0
Derivative transactions	60.4	23.7
Non-cash stock based compensation	9.7	45.7
Non-recurring (gains) losses	23.3	(1.0)
Merger-related items	13.3	118.4
Early extinguishment of debt	—	15.8
Business optimization charges	30.2	6.3
Other	10.1	7.8

Adjusted EBITDA	$590.7	$661.0

Adjustments to derive Free Cash Flow:
Cash interest	$(223.7)	$(77.3)
Cash taxes (net of refunds)	38.9	(35.5)
Adjustment to cash taxes to eliminate impact of Merger	(61.7)	(44.2)
Changes in working capital and other	19.1	(78.3)
Capital expenditures	(81.8)	(91.9)

Free Cash Flow	$281.5	$333.8

Net debt [b]	$3,580.3	$3,803.4

Net debt to Adjusted EBITDA	6.1	x	5.8	x

[a]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

[b]	Net debt is calculated as total debt at the end of the period (including both short-term borrowings and long-term debt) less cash and cash equivalents.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2013 as well as other statements related to fiscal 2013.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; product distribution; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; risks associated with foreign operations; pension costs and funding requirements; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(in millions)

	Successor		Predecessor
	Three Months Ended April 29, 2012	March 8, 2011 through May 1, 2011	January 31, 2011 through March 7, 2011	Three Months Ended May 1, 2011 [1]
Net sales	$934.6	$564.8	$386.4	$951.2
Cost of products sold	663.0	457.0	239.6	696.6

Gross profit	271.6	107.8	146.8	254.6
Selling, general and administrative expense	182.3	108.9	75.2	184.1
Transaction and related costs	—	82.8	61.2	144.0

Operating income (loss)	89.3	(83.9)	10.4	(73.5)
Interest expense	62.6	44.3	8.2	52.5
Other (income) expense	(8.9)	25.7	(1.0)	24.7

Income (loss) from continuing operations before income taxes	35.6	(153.9)	3.2	(150.7)
Provision (benefit) for income taxes	21.2	(49.0)	6.5	(42.5)

Income (loss) from continuing operations	14.4	(104.9)	(3.3)	(108.2)
Income (loss) from discontinued operations before income taxes	—	0.6	(2.5)	(1.9)
Provision (benefit) for income taxes	—	0.2	(1.0)	(0.8)

Income (loss) from discontinued operations	—	0.4	(1.5)	(1.1)

Net income (loss)	$14.4	$(104.5)	$(4.8)	$(109.3)

	Successor		Predecessor
	Fiscal 2012	March 8, 2011 through May 1, 2011	May 3, 2010 through March 7, 2011	Twelve Months Ended May 1, 2011 [2]
Net sales	$3,676.2	$564.8	$3,101.3	$3,666.1
Cost of products sold	2,623.6	457.0	2,073.6	2,530.6

Gross profit	1,052.6	107.8	1,027.7	1,135.5
Selling, general and administrative expense	682.4	108.9	535.7	644.6
Transaction and related costs	—	82.8	68.8	151.6

Operating income (loss)	370.2	(83.9)	423.2	339.3
Interest expense	251.1	44.3	66.7	111.0
Other (income) expense	55.5	25.7	(5.2)	20.5

Income (loss) from continuing operations before income taxes	63.6	(153.9)	361.7	207.8
Provision (benefit) for income taxes	32.3	(49.0)	139.8	90.8

Income (loss) from continuing operations	31.3	(104.9)	221.9	117.0
Income (loss) from discontinued operations before income taxes	—	0.6	(1.7)	(1.1)
Provision (benefit) for income taxes	(1.3)	0.2	(2.6)	(2.4)

Income from discontinued operations	1.3	0.4	0.9	1.3

Net income (loss)	$32.6	$(104.5)	$222.8	$118.3

[1]

Amounts presented for the three months ended May 1, 2011 represent the mathematical combination of the 5-week Predecessor period from January 31, 2011 through March 7, 2011 and the 8-week Successor period from March 8, 2011 through May 1, 2011.

[2]

Amounts presented for the twelve months ended May 1, 2011 represent the mathematical combination of the 44-week Predecessor period from May 3, 2010 through March 7, 2011 and the 8-week Successor period from March 8, 2011 through May 1, 2011.

DEL MONTE CORPORATION AND SUBSIDIARIES

Net Sales by Segment

(in millions)

	Successor		Predecessor
Net Sales:	Three Months Ended April 29, 2012	March 8, 2011 through May 1, 2011	January 31, 2011 through March 7, 2011	Three Months Ended May 1, 2011 [1]
Pet Products	$490.4	$271.0	$194.2	$465.2
Consumer Products	444.2	293.8	192.2	486.0

Total	$934.6	$564.8	$386.4	$951.2

	Successor		Predecessor
Net Sales:	Fiscal 2012	March 8, 2011 through May 1, 2011	May 3, 2010 through March 7, 2011	Twelve Months Ended May 1, 2011 [2]
Pet Products	$1,860.8	$271.0	$1,513.2	$1,784.2
Consumer Products	1,815.4	293.8	1,588.1	1,881.9

Total	$3,676.2	$564.8	$3,101.3	$3,666.1

Operating Income by Segment
(in millions)

	Successor		Predecessor
Operating Income (Loss):	Three Months Ended April 29, 2012	March 8, 2011 through May 1, 2011	January 31, 2011 through March 7, 2011	Three Months Ended May 1, 2011 [1]
Pet Products	$92.2	$26.2	$48.0	$74.2	(a)
Consumer Products	10.4	9.1	5.6	14.7	(b)
Corporate (c)	(13.3)	(119.2)	(43.2)	(162.4)

Total	$89.3	$(83.9)	$10.4	$(73.5)

	Successor		Predecessor
Operating Income (Loss):	Fiscal 2012	March 8, 2011 through May 1, 2011	May 3, 2010 through March 7, 2011	Twelve Months Ended May 1, 2011 [2]
Pet Products	$323.2	$26.2	$351.5	$377.7	(a)
Consumer Products	117.2	9.1	170.9	180.0	(b)
Corporate (c)	(70.2)	(119.2)	(99.2)	(218.4)

Total	$370.2	$(83.9)	$423.2	$339.3

(a)	For the three and twelve months ended May 1, 2011 Pet Products Operating income includes expenses of $20.6 million related to purchase accounting impact from the Merger.
(b)	For the three and twelve months ended May 1, 2011 Consumer Products Operating income includes expenses of $19.2 million related to purchase accounting impact from the Merger.
(c)

Corporate represents expenses not directly attributable to reportable segments. For the three months and fiscal year ended April 29, 2012, Corporate includes $0.0 and $0.0 of transaction and related costs, respectively. For the three and twelve months ended May 1, 2011, Corporate includes $144.0 and $151.6 of transaction and related costs, respectively.

[1]

Amounts presented for the three months ended May 1, 2011 represent the mathematical combination of the 5-week Predecessor period from January 31, 2011 through March 7, 2011 and the 8-week Successor period from March 8, 2011 through May 1, 2011.

[2]

Amounts presented for the twelve months ended May 1, 2011 represent the mathematical combination of the 44-week Predecessor period from May 3, 2010 through March 7, 2011 and the 8-week Successor period from March 8, 2011 through May 1, 2011.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	Successor
	April 29, 2012	May 1, 2011
ASSETS
Cash and cash equivalents	$402.8	$205.2
Trade accounts receivable, net of allowance	195.3	201.5
Inventories	748.7	766.9
Prepaid expenses and other current assets	125.1	165.4

TOTAL CURRENT ASSETS	1,471.9	1,339.0

Property, plant and equipment, net	729.2	731.7
Goodwill	2,119.7	2,124.0
Intangible assets, net	2,774.2	2,828.7
Other assets, net	148.1	180.3

TOTAL ASSETS	$7,243.1	$7,203.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$501.9	$486.7
Short-term borrowings	3.3	8.6
Current portion of long-term debt	91.1	20.3

TOTAL CURRENT LIABILITIES	596.3	515.6

Long-term debt	3,883.0	3,973.1
Deferred tax liabilities	953.8	969.1
Other non-current liabilities	308.7	260.5

TOTAL LIABILITIES	5,741.8	5,718.3

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000; 10 issued and outstanding)	—	—
Additional paid-in capital	1,586.1	1,584.4
Accumulated other comprehensive income (loss)	(12.9)	5.5
Retained earnings (accumulated deficit)	(71.9)	(104.5)

TOTAL STOCKHOLDER’S EQUITY	1,501.3	1,485.4

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,243.1	$7,203.7

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in millions)

	Successor		Predecessor
	Fiscal 2012	March 8, 2011 through May 1, 2011	May 3, 2010 through March 7, 2011	Twelve Months Ended May 1, 2011 [1]
OPERATING ACTIVITIES:
Net income (loss)	$32.6	$(104.5)	$222.8	$118.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	149.8	20.4	81.3	101.7
Deferred taxes	15.5	(48.9)	97.8	48.9
Inventory step-up related to the Merger	—	33.8	—	33.8
Redemption premium over the fair value of senior subordinated notes tendered/redeemed	—	15.8	—	15.8
Loss on asset disposal	3.6	1.8	1.1	2.9
Stock compensation expense	9.7	0.4	45.3	45.7
Excess tax benefits from stock-based compensation	—	—	(35.3)	(35.3)
Impairment loss on intangible assets	0.2	—	—	—
Unrealized loss on derivative financial instruments	53.4	12.6	0.1	12.7
Changes in operating assets and liabilities:
Trade accounts receivable, net	6.7	23.4	(37.4)	(14.0)
Inventories	14.3	113.6	(84.1)	29.5
Prepaid expenses and other current assets	41.2	(0.4)	11.9	11.5
Other assets, net	—	(9.2)	(0.9)	(10.1)
Accounts payable and accrued expenses	25.7	17.5	(62.4)	(44.9)
Other non-current liabilities	(12.0)	8.9	14.1	23.0

NET CASH PROVIDED BY OPERATING ACTIVITIES	340.7	85.2	254.3	339.5

INVESTING ACTIVITIES:
Merger, net of cash acquired	(41.0)	(3,856.9)	—	(3,856.9)
Capital expenditures	(81.8)	(25.8)	(66.1)	(91.9)

NET CASH USED IN INVESTING ACTIVITIES	(122.8)	(3,882.7)	(66.1)	(3,948.8)

FINANCING ACTIVITIES:
Capital contribution, net	2.0	1,548.8	—	1,548.8
Proceeds from short-term borrowings	8.4	—	500.7	500.7
Payments on short-term borrowings	(13.7)	(2.0)	(495.8)	(497.8)
Proceeds from long-term debt	—	3,993.3	—	3,993.3
Principal payments on long-term debt	(20.3)	(1,357.5)	(22.5)	(1,380.0)
Payments of debt-related costs	(0.1)	(180.0)	—	(180.0)
Dividends paid	—	—	(62.9)	(62.9)
Issuance of common stock	—	—	59.6	59.6
Purchase of treasury stock	—	—	(100.0)	(100.0)
Taxes remitted on behalf of employees for net share settlement of stock awards	—	—	(5.9)	(5.9)
Excess tax benefits from stock-based compensation	—	—	35.3	35.3

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(23.7)	4,002.6	(91.5)	3,911.1

Effect of exchange rate changes on cash and cash equivalents	3.4	0.1	(2.8)	(2.7)
NET CHANGE IN CASH AND CASH EQUIVALENTS	197.6	205.2	93.9	*
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205.2	—	53.7	*

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$402.8	$205.2	$147.6	*

[1]

Amounts presented for the twelve months ended May 1, 2011 represent the mathematical combination of the 44-week Predecessor period from May 3, 2010 through March 7, 2011 and the 8-week Successor period from March 8, 2011 through May 1, 2011.

*	Not meaningful.

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CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Stengel	Christina Um
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com